Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

January 26, 2006

Ternium S.A.,

46a, Avenue John F. Kennedy – 2nd Floor,
L-1855 Luxembourg.

Ladies and Gentlemen:

We have acted as special tax counsel to Ternium S.A. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of $248,447,200 shares, par value US$1.00 per share of the Company, and 24,844,720 American Depository Shares (“ADSs”), each ADS representing the right to receive ten shares of the Company. We hereby confirm that the discussion set forth under the heading “Taxation – United States” in the Prospectus of the Company with respect to the ADSs, which is part of the Company’s Registration Statement on Form F-1 filed on this date, is our opinion.

We hereby consent to the reference to us in the Prospectus under the caption “Taxation – United States” and the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

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